Exhibit 10.1

CONVERTIBLE PROMISSORY NOTE

$400,000.00	July 3, 2024
Topeka, Kansas

1.    Agreement to Pay. FOR VALUE RECEIVED, the undersigned, 5STRING SOLUTIONS, LLC, a Kansas limited liability company (“Company”), with an address at 534 S. Kansas Avenue, Suite 1000, Topeka, Kansas 66603, hereby promises to pay to PAID, INC., a Delaware corporation, with an address at 225 Cedar Hill Street, Marlborough, MA 01752 (herein together with its successors and assigns, the “Investor”), the principal sum of FOUR HUNDRED THOUSAND AND 00/100 DOLLARS ($400,000.00) together with interest, if any, at the rate hereinafter set forth. The principal and interest shall be payable at the times, in the amounts, in the manner and will be subject to the provisions and conditions hereinafter set forth. Lender shall provide Company with (i) $250,000 prior to July 3, 2024 (“Initial Draw”), and (ii) an additional $150,000 prior to July 3, 2025. Amounts borrowed by Company shall be provided to Company in $50,000 increments, unless otherwise agreed to by Investor. In order for Company to borrow funds from Investor, Company shall provide Investor with prior written notice of not less than fifteen (15) days (other than the Initial Draw amount). Amounts borrowed and repaid may not be reborrowed by Company. The Company and Investor acknowledge a prior loan to the Company of $50,000 as of March 4, 2024, which has accumulated interest of $1,500, and agree that the total principal and interest required to be repaid pursuant to such prior note shall be deducted from the Initial Advance and the prior note shall be deemed “paid in full”.

2.    Interest. The balance of principal outstanding from time to time shall bear interest at a fixed rate per annum of twelve percent (12%). During the period of any Event of Default, as provided in Paragraph 7 below, and continuing for the corresponding applicable time period and after the maturity date of this Note, provided the principal balance has not been converted into membership units in the Company, as provided in Paragraph 13, below, shall bear interest at the rate of eighteen percent (18%) per annum. Interest accruing hereunder shall be calculated for each day at 1/360th of the then applicable per annum rate.

3.    Payments. Except as provided below, all principal and accrued interest shall be due and payable in full no later than April 30, 2027 (the “Maturity Date”). Absent an Event of Default, no interest payments shall be due until the Maturity Date, unless otherwise waived as provided in Paragraph 13 below. If any payment obligation under this Note is not paid when due, the remaining unpaid principal balance and any accrued interest shall become due immediately. In lieu of payment of principal in cash, absent an Event of Default other than nonpayment as of the Maturity Date, Investor shall convert its right to payment into membership units in the Company, in the manner set forth in Paragraph 13, below.

4.    No Permitted Prepayments. Company shall not have the right to prepay the principal balance of the Note. Notwithstanding the foregoing, any prepayment shall be subject to Investor’s prior written consent, which may be given only in its sole discretion and any prepayment shall include a penalty in an amount equal to five (5) times the amount of outstanding principal and interest due under the terms of this Note.

5.    Form or Place of Payment. All payments upon this Note shall be made in lawful money of the United States of America which shall be legal tender for public and private debts at the time of payment and shall be made at such place as the holder hereof may from time to time in writing appoint, provided that in the absence of such appointment, payments shall be made at the address provided in Paragraph 1, above.

6.    Application of Certain Payments. All payments on account of principal and interest upon this Note shall be first applied, if applicable, to late fees, then to accrued interest, then any remainder to unpaid principal.

7.    Events of Default. Investor may elect to declare all principal outstanding whether or not then due and all accrued interest immediately due and payable, without further demand or notice, and exercise all other remedies available to Investor upon the occurrence of an Event of Default, defined herein. The occurrence of any one or more of the following events is an Event of Default under this Note:

(a)    If any sum due at any time under this Note is not paid on or before the due date and Company fails to remedy the Default within five days of being served with written notice of the Default by Investor; or

(b)    If default shall be made in the due and punctual performance or observance of any covenant, agreement or condition contained in this Note (except those relating to the payment of money) or any other instrument or document executed in connection with this Note, which default shall continue for ten (10) days after written notice of such default is given to Company; or

(c)    If Company shall be engaged in (i) an assignment for the benefit of its creditors, which is not dismissed within ninety (90) days from the date on which it was filed; (ii) receivership of its assets not dissolved within sixty (60) days; (iii) the voluntary filing of a petition in bankruptcy or the institution of any other proceedings under any federal or state law relating to bankruptcy, bankruptcy reorganization, insolvency or relief of debtors, which is not dismissed within ninety (90) days from the date on which it was filed; or (iv) the involuntary filing of a petition in bankruptcy or the involuntary institution of any other proceeding relative to bankruptcy, bankruptcy reorganization, insolvency or relief of debtors where such petition or proceeding is not dismissed within ninety (90) days from the date on which it is filed or instituted;

(d)    Without the prior written agreement of the Investor, Amendment of the Company’s Second Amended and Restated Operating Agreement (the “Operating Agreement”) to provide for additional Units (including additional Class C Units) which, if additional Units are issued, would dilute Investor’s interest hereunder, except as otherwise expressly set forth in this Note;

(e)    Without the prior written agreement of the Investor, Issuance of any additional Units, any Class C Units in excess of 205,273.45 or any convertible note or the granting of any equity interests in the Company, including any phantom or similar right of ownership in the Company; or

(f)    Without the prior written agreement of the Investor, the voluntary dissolution of the Company.

If an Event of Default occurs, Investor may, to the extent permitted by law and with notice to Company, declare the unpaid principal balance and accrued interest to be due immediately with notice, presentment, demand, protest or other notice of dishonor of any kind.

This Note and the outstanding debt to those Company Members referenced in Paragraph 13 (e) below, is secured by a security agreement and financing statement of even date herewith (collectively “Security Agreement”) against those Company assets as detailed in the Security Agreement.

8.    Costs of Enforcement. If this Note is placed in the hands of an attorney-at-law for collection upon an Event of Default, or if this Note or the rights of Investor hereunder is placed in the hands of an attorney-at-law to enforce or defend any of the rights or agreements contained herein, Company hereby agrees to pay all Investor’s reasonable costs of collecting or attempting to collect this Note including, without limitation, reasonable attorneys’ fees (whether or not suit shall be instituted as part of the collection process) in addition to all other principal and interest and other amounts payable hereunder.

9.    Acceptance Not Waiver. Acceptance by Investor of any payments after the Note shall have become payable, as aforesaid, shall not constitute a waiver or cure of any default or Event of Default. No renewal or extension of the Note, delay in enforcing any right of Investor under this Note, or assignment by Investor of the Note shall affect the liability of the obligation of Company. All rights of Investor under this Note are cumulative and may be exercised concurrently or consecutively at Investor’s option.

10.    Waivers. Company or other person now or hereafter liable for the payment of any of the indebtedness evidenced by this Note, agrees, by making this Note or by making any agreement to pay any of the indebtedness evidenced by this Note, to waive presentment for payment, protest and demand, notice of protest, demand, dishonor and nonpayment of this Note, and consents without notice or further assent (a) to the substitution, exchange or release of the collateral securing this Note or any part thereof at any time, (b) to the acceptance or release by the holder hereof at any time of any additional collateral or security for this Note, (c) to the modification or amendment at any time at the request of Company and with the consent of the holder of this Note and any other instrument securing this Note, (d) to the granting by the holder hereof at any time of any extension of the time for payment of this Note or for the performance of the agreement, covenants and conditions contained in this Note or any other instrument securing this Note at the request of any other person liable hereon and (e) to any and all forbearances and indulgences whatsoever, and such consent shall not alter nor diminish the liability of any person.

11.    Usury Clause. Notwithstanding any other provision of this Note, interest under this Note shall not exceed the maximum rate permitted by law; and if any amount is paid under this Note as interest in excess of such maximum rate, then the amount so paid will not constitute interest but will constitute a prepayment on account of the principal amount of this Note. If at any time the interest rate under this Note would, but for the provision of the preceding sentence, exceed the maximum rate permitted by law, then the interest rate shall be reduced not to exceed the maximum rate permitted by law.

12.    Enforceability. If any one or more of the provisions of this Note are determined to be unenforceable, in whole or in part, for any reason, the remaining provisions shall remain fully operative.

13.    Conversion.

(a)    At the Maturity Date, the Investor shall elect, or upon any Event of Default prior to the Maturity Date, may elect, by written notice to the Company, to convert the principal balance of the Note into membership units in the Company, in accordance with the terms and conditions detailed in Paragraph 13(b), below. All accrued interest shall be paid in cash unless otherwise waived by Investor in its sole discretion or as otherwise set forth below.

(b)    Principal shall be converted on the following basis:

(i)

The parties acknowledge that the Company has 1,368,489.67 Units issued and outstanding, on a fully diluted basis. The Company acknowledges that its Operating Agreement has been or will be amended to prohibit the issuance of any additional Units of any class, including phantom or similar Units, except as described in this Note.

(ii)

As of the date of this Note, the Company shall have amended its Operating Agreement to authorize and set aside an additional 1,672,598.00 Units for purposes of conversions by the Investor under this Note, such that if with respect to the $400,000 principal balance of the Note, Investor shall convert its principal into 1,672,598.00 Units, and thereafter own 55% of the total issued and outstanding Units of the Company on a fully diluted basis.

(iii)

In the event that the Company elects to borrow an additional $150,000, prior to the Maturity Date, then the Investor and the current members of the Company may elect to loan the Company those additional funds. In exchange for every $50,000 borrowed, Investor and the Members, as applicable, shall convert such amount into additional 7% membership Units of the Company, provided that the other members of the Company shall have a right to extend up to $67,500 of the $150,000 in lieu of the Investor, in which case the Investor shall be able to convert the actual amount so extended into 55% of the additional 7% in Units. Prior to the additional loan of all or any part of the additional $150,000, the Company shall further amend its Operating Agreement to provide for the appropriate additional number of Units, so that the additional $150,000 shall represent 21% ownership, the $400,000 loan shall represent 55% of ownership, and the original members shall own the 24% balance. By way of example only, if Investor loans the entire $550,000, and thereafter converts such principal into Units, Investor shall own 76% of the issued and outstanding Units (including Class C Units) on a fully diluted basis.

(c)    At the time Investor becomes a member, upon conversion of principal hereunder, Investor shall execute a Joinder to the Operating Agreement and become a member of the Company having the same rights and obligations as members of the same class, but shall not be bound by any noncompetition, nondisparagement or nonsolicitation provisions other than with respect to nonsolicitation of Company employees as set forth in the Operating Agreement.

(d)    Investor shall purchase the remaining balance of Units. The purchase and sale will be structured as an exchange intended to be tax free (whether by reverse triangular merger or otherwise), upon Investor’s payment to the Company, or its members as applicable in an amount equal to the fair market value of the capital stock of the Investor, at a rate determined below and as further described on Exhibit A. Notwithstanding the foregoing, in the event the proposed payment for the remaining balance of Units, as described herein, does not result in a non-taxable event to the Members, then the Investor, the Company, and the Members will agree to have the Investor repay the Company’s indebtedness in cash and the remaining Units for stock. The Investor shall purchase and/or exchange the remaining balance of Units no later than April 30, 2027. The value will be based on the EBITDA value of the Company as of December 31, 2026. Any accrued interest on the original $400,000 note shall be waived by the Investor in the event the Company’s cumulative earnings before interest, depreciation and amortization (offset against any loss) (“EBITDA”), as reasonably and customarily determined in accordance with generally accepted accounting principles, based on the Company’s financial statements, is equal to or more than $300,000. Notwithstanding the foregoing, the Company may, instead of paying Investor interest, elect to reduce its remaining 45% ownership by an amount equal to the unpaid interest in proportion to the corresponding percentage value of a membership Unit, which will thereby increase the 55% Investor ownership accordingly. The parties acknowledge that the formula set forth in Exhibit A assumes a 55%/45% ownership split, but such ownership split may be adjusted to up to a 76%/24% based on the terms of this Note, and payment (but not the valuation multiple) shall be adjusted accordingly. The EBITDA value will be an amount equal to (a) five (5) times EBITDA based on non-Investor generated profits of the Company and (b) three (3) times EBITDA based on Investor generated profits of the Company. Profits shall be determined in accordance with generally accepted accounting principles.

(e)         In the event Investor purchases the remaining 45% membership Units of the Company, all proceeds from the sale will be distributed in the following order:

(i) Company members, excluding Investor, will be paid all of their respective outstanding debt and corresponding interest in cash;

(ii) 7% of remaining sale proceeds will be applied to the Company employee option unit pool; and

(iii) 55% of the remaining balance will be distributed to Investor and 45% of the remaining balance will be distributed to the remaining members.

14.    Governing Law; Jurisdiction; Waiver of Jury Trial. This Note shall be construed in accordance with the laws of the State of Delaware. Company shall submit to the jurisdiction of the courts of the State of Delaware for all purposes with respect to this Note. INVESTOR AND COMPANY MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS NOTE, ANY DOCUMENT, INSTRUMENT OR AGREEMENT EVIDENCING, GOVERNING OR SECURING THIS NOTE, OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTION OF ANY PARTY. THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR INVESTOR TO ACCEPT THIS NOTE AND ENTER INTO THE LOAN EVIDENCED BY THIS NOTE.

IN WITNESS WHEREOF, Company has duly executed this Note under seal all on and as of the day, month and year first above written.

ATTEST:	5STRING SOLUTIONS, LLC a Kansas limited liability company

By: /s/ Mark Walus

Mark Walus, Managing Partner

CONFIRMED AND AGREED:

INVESTOR

PAID, INC.

By: /s/ W. Austin Lewis, IV

W. Austin Lewis, IV, CEO

Exhibit A

ebitda	500	400	300	200	100
Valuation Multiple 5x	5	5	5	5	5
Enterprise Value	2,500	2,000	1,500	1,000	500
Debt	254	254	254	254	254
Equity less debt	2,246	1,746	1,246	746	246
Less 7% Mgmt options	7%	7%	7%	7%	7%
Equity less debt & Mgmt Options	2,089	1,624	1,159	694	229
New Conv Equity	400	400	400	400	400
New Equity	55%	55%	55%	55%	55%
	1,149	893	637	382	126
5String equity	45%	45%	45%	45%	45%
	940	731	521	312	103